Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Forms S-3 (File Nos. 333-226425, 333-229417, 333-230986, 333-236341, 333-238330 and 333-269264) and Forms S-8 (File Nos. 333-217986, 333-228678 and 333-265288) of Kimbell Royalty Partners, LP of our reports dated February 23, 2023, with respect to the consolidated financial statements of Kimbell Tiger Acquisition Corporation, which report appears in the Form 10-K of Kimbell Royalty Partners, LP dated February 23, 2023.

/s/ KPMG LLP

Dallas, Texas

February 23, 2023